Public relations contact
Ashley Levine
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Investor relations contact
Jonathan Vaas
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FOR IMMEDIATE RELEASE

Adobe Recommends Stockholders Reject “Mini-Tender” Offer by Tutanota LLC

SAN JOSE, Calif. — May 28, 2021 — Adobe (Nasdaq:ADBE) today announced that it recently became aware of an unsolicited "mini-tender" offer by Tutanota LLC (“Tutanota”) to purchase up to one million shares of Adobe's common stock, representing significantly less than one percent of Adobe's common stock outstanding. The offer price of $565 per share is conditioned on, among other things, the closing price per share of Adobe's common stock exceeding $565 per share on the last trading day before the offer expires. This means that unless Tutanota waives this condition, Adobe stockholders who tender their shares in the offer will receive a below-market price. Adobe cautions stockholders that Tutanota can extend the offer for successive periods of 45 to 180 days, in which case payment would be delayed beyond the scheduled expiration date of Friday, June 4, 2021. There is no guarantee the conditions of the offer will be satisfied.

Adobe recommends that stockholders do not tender their shares in response to Tutanota's offer because the offer is at a price below a conditional market price for Adobe's common stock and subject to numerous additional conditions. Stockholders who have already tendered their shares may withdraw them at any time prior to 5:00 p.m., Eastern Time, on Friday, June 4, 2021, in accordance with the offering documents.

Adobe does not endorse Tutanota's unsolicited mini-tender offer and is not associated in any way with Tutanota, its mini-tender offer, or its mini-tender offer documents.

Tutanota's mini-tender offer seeks less than five percent of Adobe's outstanding common stock. Mini-tender offers seek to acquire less than five percent of a company's outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC“) that apply to offers for more than five percent of a company's outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws. Tutanota has made similar unsolicited mini-tender offers for stock of other public companies.

The SEC has cautioned investors about these offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC's guidance to investors on mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

Adobe encourages brokers and dealers, as well as other market participants, to review the SEC's letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota's mini-tender offer. Adobe requests that a copy of this news release be included with all distributions of materials related to Tutanota's mini-tender offer related to Adobe's common stock.

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